Exhibit 99.1
Chart Industries Reports 2016 First Quarter Results

Cleveland, Ohio - April 28, 2016 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy and biomedical industries, today reported results for the first quarter ended March 31, 2016. Highlights include:

•	Strong operating cash flow of $38 million

•	Chart Thermax wins contract for Indian LNG import terminal

•	Cost reduction initiatives delivering results

Net loss for the first quarter of 2016 was $4.7 million, or $0.15 per diluted share. First quarter 2016 earnings would have been a loss of $0.08 per diluted share excluding $3.3 million, or $0.07 per diluted share, of restructuring and acquisition-related costs, net of a favorable impact from an insurance settlement in the quarter. This compares with net income of $5.2 million, or $0.17 per diluted share, for the first quarter of 2015. First quarter 2015 earnings would have been $0.19 per diluted share excluding $0.9 million, or $0.02 per diluted share, of restructuring and acquisition-related costs, including facility shutdown costs.

Net sales for the first quarter of 2016 decreased 20.9% to $193.8 million from $245.1 million in the comparable period a year ago. Gross profit for the first quarter of 2016 was $52.7 million, or 27.2% of sales, versus $72.5 million, or 29.6% of sales, in the comparable quarter of 2015. First quarter of 2016 cost of sales included approximately $1.4 million of the adjustments noted above.

“We are pleased with demand strength for our LNG-related products in Distribution & Storage (“D&S”), including our contract for LNG vaporizers for an import terminal in India. Our D&S business is benefiting from greater availability of LNG worldwide, some of it coming from plants that Energy & Chemicals (“E&C”) has been helping to build. Despite the loss, which was largely due to acceleration of share-based compensation expense in the quarter, we continue to demonstrate the strength of our diversified product portfolio and strong cash flow generation despite low energy prices and a weak Chinese economy," stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer.

Mr. Thomas added, “We are focused on our long-term strategic initiatives and maintaining our engineering and execution capabilities, particularly in E&C. The start-up of our new E&C LifeCycle aftermarket service business to serve the significant installed base of E&C equipment is a prime example of how we plan to capitalize on our strengths by providing a well balanced portfolio of products and services. Lean initiatives, including our plant consolidation in Tulsa, Oklahoma, will allow us to improve our manufacturing efficiencies to reduce future costs.”

Orders received in the first quarter of 2016 were $199.3 million, a decrease of $31.9 million over orders received during the fourth quarter of 2015. Order levels significantly declined in the E&C segment due to continued uncertainties in the upstream energy markets. This decline was partially offset by solid order levels within D&S, including the previously announced AB Klaipėdos nafta LNG award. Backlog at March 31, 2016 was $382.4 million, up 2.1% from the December 31, 2015 level of $374.6 million.

Selling, general and administrative ("SG&A") expenses for the first quarter of 2016 decreased $3.6 million compared with the same period in 2015 to $49.5 million, or 25.6% of sales. First quarter 2016 SG&A included $1.9 million in severance costs associated with cost reduction initiatives and other restructuring-related charges. First quarter 2015 SG&A included restructuring and acquisition-related costs, including facility shutdown costs of $0.8 million. Excluding those restructuring-related costs, SG&A decreased 9.0% in the first quarter of 2016, largely due to the impact of cost reduction initiatives. In addition, first quarter 2016 SG&A included share-based compensation expense of $5.5 million, which includes the acceleration of expense for retirement eligible participants. This represents approximately half of the expected share-based compensation expense that will be recorded for the current year. The first quarter of 2015 included $5.8 million of share-based compensation expense.

Income tax expense was $0.1 million for the first quarter of 2016 and represented an effective tax rate of negative 1.9% compared with $2.4 million in the prior year quarter, or an effective tax rate of 31.0%.  The effective tax rate for the current quarter is lower than 2015's first quarter rate as a result of a higher mix of earnings in foreign jurisdictions. This was offset by tax losses in China for which no benefit is recorded.

Net interest expense was $4.1 million for the first quarter of 2016, which included $3.0 million of non-cash accretion expense associated with the Company’s Convertible Notes. Net cash interest was $1.1 million.

SEGMENT HIGHLIGHTS
E&C segment sales decreased 56.6% to $38.0 million for the first quarter of 2016 compared with $87.5 million for the same quarter in the prior year. The decline was due to lower sales volume seen across all product lines in natural gas, petrochemical and LNG applications. A number of large projects were also completed in 2015, resulting in lower current quarter revenues. E&C gross profit margins were 14.4% in the 2016 quarter compared with 28.4% in the same quarter of 2015. Gross profit margins were negatively impacted as a result of lower throughput and highly competitive markets.

D&S segment sales increased 2.3% to $107.5 million for the first quarter of 2016 compared with $105.1 million for the same quarter in the prior year. Sales in North America increased as a result of revenue recognized on projects related to both LNG and industrial gas applications. This increase was partially offset by continued weakness in Asia. D&S gross profit margins were 27.4% compared with 28.6% in the prior year quarter. Severance costs of approximately $1.8 million negatively impacted D&S gross margin, while the finalization of an insurance claim positively impacted margins by approximately $1.0 million. Excluding these one-time adjustments, D&S gross profit margin would have been 28.1%.

BioMedical segment sales decreased 8.1% to $48.3 million for the first quarter of 2016 compared with $52.6 million for the same quarter in the prior year. The decrease is primarily due to lower respiratory sales volumes in North America and the timing of expected orders in Europe, partially offset by an increase of new product revenues in life sciences. BioMedical gross profit margin increased to 36.9% in the quarter compared with 33.5% for the same period in 2015 primarily due to product mix and lower warranty costs.

OUTLOOK
Based on first quarter results, current order backlog and business expectations for the remainder of 2016, we are reiterating our 2016 guidance with sales expected to be in the range of $900 million to $1.0 billion. Full year earnings per diluted share are still expected to be in the range of $0.50 to $1.00 per share, on approximately 30.9 million weighted average shares outstanding. This excludes the impact from any restructuring costs and assumes an annual effective tax rate of approximately 29%.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; our ability to control our costs and successfully manage our operations; a delay in the anticipated timing of LNG infrastructure build out or a delay or failure to receive orders; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; potential future impairment of the Company’s significant goodwill and other intangibles; changes in government energy policy or the failure of expected changes in policy to materialize; the modification or cancellation of orders in our backlog; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; changes in government healthcare regulations and reimbursement policies; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; fluctuations in foreign currency exchange and interest rates; general economic, political, business and market risks associated with the Company's international operations and transactions; loss of key employees; variability in operating results associated with unanticipated increases in warranty returns of Company products; technological security threats; financial distress of third parties; our ability to protect our intellectual property; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; the cost of compliance with environmental, health and safety laws; claims that our products or processes infringe intellectual property rights of others; additional liabilities related to taxes; deterioration of employee or labor relations; increased governmental regulation; fluctuations or adjustments in the Company’s effective tax rate; risks associated with our indebtedness, leverage and liquidity; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its first quarter 2016 results on a conference call on Thursday, April 28, 2016 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 91019818. The telephone replay will be available beginning 1:30 p.m. ET, Thursday April 28, 2016 until 11:59 p.m. ET, Thursday, May 5, 2016.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Ken Webster
Vice President and
Chief Financial Officer
216-626-1216
ken.webster@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Sales	$193,757	$245,105
Cost of sales	141,056	172,582
Gross profit	52,701	72,523
Selling, general and administrative expenses	49,536	53,162
Amortization	3,128	4,404
Operating expenses	52,664	57,566
Operating income	37	14,957
Other expenses:
Interest expense, net	4,094	3,922
Financing costs amortization	321	326
Foreign currency loss	206	3,064
Other expenses, net	4,621	7,312
(Loss) income before income taxes	(4,584)	7,645
Income tax expense	88	2,370
Net (loss) income	(4,672)	5,275
Noncontrolling interests, net of taxes	(21)	29
Net (loss) income attributable to Chart Industries, Inc.	$(4,651)	$5,246
Net (loss) income attributable to Chart Industries, Inc. per common share:
Basic	$(0.15)	$0.17
Diluted	$(0.15)	$0.17
Weighted average number of common shares outstanding:
Basic	30,568	30,466
Diluted	30,568	30,652

Comprehensive income (loss), net of taxes	$1,844	$(2,570)
Less: Comprehensive income attributable to noncontrolling interests, net of taxes	3	—
Comprehensive income (loss) attributable to Chart Industries, Inc., net of taxes	$1,841	$(2,570)

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended March 31,
	2016	2015
Net Cash Provided By Operating Activities	$38,179	$888
Investing Activities
Capital expenditures	(5,232)	(14,828)
Proceeds from sale of assets	—	8
Acquisition of businesses, net of cash acquired	—	(320)
Net Cash Used In Investing Activities	(5,232)	(15,140)
Financing Activities
Borrowings on revolving credit facilities	3,820	—
Repayments on revolving credit facilities	(3,056)	—
Proceeds from exercise of options	12	422
Excess tax benefit from share-based compensation	24	130
Common stock repurchases	(601)	(808)
Other financing activities	—	(157)
Net Cash Provided By (Used In) Financing Activities	199	(413)
Effect of exchange rate changes on cash	2,200	(5,624)
Net increase (decrease) in cash and cash equivalents	35,346	(20,289)
Cash and cash equivalents at beginning of period	123,708	103,656
Cash and Cash Equivalents at End of Period	$159,054	$83,367

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$159,054	$123,708
Accounts receivable, net	140,447	183,514
Inventories, net	203,866	199,302
Other current assets	61,950	80,706
Property, plant and equipment, net	266,998	266,277
Goodwill	219,258	218,390
Identifiable intangible assets, net	103,988	106,714
Other assets	21,501	21,529
TOTAL ASSETS	$1,177,062	$1,200,140

LIABILITIES AND EQUITY
Current liabilities	$228,123	$262,039
Long-term debt	217,005	213,798
Other long-term liabilities	50,441	48,567
Equity	681,493	675,736
TOTAL LIABILITIES AND EQUITY	$1,177,062	$1,200,140

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended March 31,
	2016	2015
Sales
Energy & Chemicals	$37,959	$87,470
Distribution & Storage	107,497	105,071
BioMedical	48,301	52,564
Total	$193,757	$245,105
Gross Profit
Energy & Chemicals	$5,471	$24,863
Distribution & Storage	29,415	30,048
BioMedical	17,815	17,612
Total	$52,701	$72,523
Gross Profit Margin
Energy & Chemicals	14.4%	28.4%
Distribution & Storage	27.4%	28.6%
BioMedical	36.9%	33.5%
Total	27.2%	29.6%
Operating (Loss) Income (1)
Energy & Chemicals	$(2,198)	$15,291
Distribution & Storage	9,830	10,312
BioMedical	6,652	3,236
Corporate	(14,247)	(13,882)
Total	$37	$14,957
_______________

(1)	Includes restructuring-related charges and other costs, net of $3,300 and $860 for the three months ended March 31, 2016 and 2015, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31, 2016	December 31, 2015
Orders
Energy & Chemicals	$8,774	$45,446
Distribution & Storage	139,376	130,630
BioMedical	51,109	55,077
Total	$199,259	$231,153

	As of
	March 31, 2016	December 31, 2015
Backlog
Energy & Chemicals	$122,648	$151,638
Distribution & Storage	239,978	206,518
BioMedical	19,819	16,456
Total	$382,445	$374,612

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF (LOSS) EARNINGS PER DILUTED SHARE TO ADJUSTED (LOSS) EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
(Loss) earnings per diluted share	$(0.15)	$0.17
Restructuring and acquisition-related costs	0.09	0.01
Insurance claim	(0.02)	—
Owatonna, MN leased facility shutdown	—	0.01
Adjusted (loss) earnings per diluted share	$(0.08)	$0.19